Exhibit 99.1

RE: OrthoLogic Corp.

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter President/CEO (602) 286-5500	Lawrence Delaney Jr. (714) 734-5000

ORTHOLOGIC ANNOUNCES AGREEMENT TO
ACQUIRE CHRYSALIS BIOTECHNOLOGY, INC.

Transaction Will Expand OrthoLogic Pipeline to
Complement Orthopedic Product Platform

Tempe, Ariz., Thursday, April 29, 2004-OrthoLogic Corp. (Nasdaq: OLGC) announced today that it has signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held Chrysalis BioTechnology, Inc. (CBI), based in Galveston, Texas, for up to $34.5 million in cash and stock. The agreement covers exclusive rights to proprietary technology and intellectual property in developing synthetic peptide-based therapeutics for a variety of indications.

The transaction is subject to approval of the CBI stockholders, effectiveness of the registration statement to be filed by OrthoLogic with the Securities and Exchange Commission and other customary closing conditions. Closing is expected during the third quarter of 2004.

Under the terms of the agreement, OrthoLogic will pay CBI $2.5 million in cash and $25 million in OrthoLogic common stock at closing, and an additional $7.0 million in common stock upon the occurrence of certain future events. The number of shares to be issued at closing will be determined on the basis of the closing market price during the 10 trading days preceding consummation of the transaction, subject to a maximum of 3.7 million shares and a minimum of 3.0 million shares. OrthoLogic currently owns approximately 5% of CBI’s outstanding common stock on a fully diluted basis as part of a prior equity investment.

OrthoLogic currently has, through a license with CBI, the exclusive worldwide rights to develop and market Chrysalin-based products for orthopedic indications. CBI is the holder of all other worldwide rights to develop, manufacture and market Chrysalin-based products, through a license with the University of Texas. Effective upon the closing of the agreement, OrthoLogic will enter into a new license agreement with the University of Texas.

OrthoLogic Announces Agreement to Acquire Chrysalis BioTechnology, Inc.

“We are very pleased to announce this key strategic acquisition,” said Thomas R. Trotter, president and CEO of OrthoLogic. “The transaction significantly broadens the scope of our Chrysalin® Product Platform beyond orthopedics to include rights for all potential Chrysalin products worldwide. We are particularly excited about the preliminary work that CBI has already completed regarding Chrysalin product candidates in oral/maxillofacial bone repair, cardiovascular repair and wound healing. In addition, the potential acquisition also provides us with the following key benefits:

•	elimination of future milestone payments;

•	control of the manufacturing process;

•	control of all potential sub-licensing and potential corporate partnership agreements; and

•	reduction of royalty rates.”

Trotter noted that the acquisition also brings to OrthoLogic important scientific, research, chemistry, manufacturing and product-development expertise, including Dr. Darrell Carney, founder of CBI and Professor at University of Texas Medical Branch in Galveston, and several members of CBI’s technical development team.

Commenting on the acquisition, Dr. Carney said, “We are very excited about joining the OrthoLogic team and look forward to working together to bring about the commercialization of the Chrysalin® Product Platform. We believe that this move by OrthoLogic strengthens its position in the commercial development of products addressing large markets and unmet medical needs.”

Trotter concluded, “We believe this transaction significantly strengthens OrthoLogic’s overall commercial product-development program. We expect the acquisition will initially add only minimal incremental expenses to our current annual operating plan for 2004. Finally, and most importantly, we believe this transaction significantly enhances OrthoLogic’s shareholder value by giving the company a comprehensive worldwide license to exciting technology that has the potential to provide major patient benefits across a broad array of medical indications.”

Investors and holders of CBI securities are strongly advised to read the registration statement and the final prospectus to be filed by OrthoLogic with the SEC and any other relevant documents filed with the SEC, as well as any amendments and supplements to these documents, because they will contain important information. Upon filing, investors and holders of CBI securities may obtain free copies of the registration statement, the final prospectus, and other relevant documents filed with the SEC, at the SEC’s web site at www.sec.gov. The final prospectus and certain other transaction-related documents will be distributed to CBI security holders and may be obtained from OrthoLogic Corp. without charge at the following address: 1275 W. Washington Street, Tempe, AZ 85281; telephone 602-286-5520.

Conference Call Information

A conference call hosted by OrthoLogic management is scheduled for today at 12 p.m. EDT (9 a.m. PDT). To participate, please use the following numbers: 877/297-4509 (domestic) or 973/935-2402 (international). No reservation number is required.

OrthoLogic Announces Agreement to Acquire Chrysalis BioTechnology, Inc.

A replay of this call will be available beginning April 30, 2004 at 12 p.m. EDT until May 6, 2004 at 12 p.m. EDT. To access the replay, dial 877/519-4471 (domestic) or 973/341-3080 (international) and enter the following access code: 4697547. A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About OrthoLogic Corp.

OrthoLogic is currently an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of potential drug products aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508, licensed from CBI.

OrthoLogic owns options on all worldwide orthopedic rights to the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical planning stage, with studies planned to initiate in 2004.

The company’s vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003 and other documents we file with the Securities and Exchange Commission.

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